Exhibit 99.1

UNITED STATES (U.S.) BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al (1)

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Reporting Period: April 1, 2010 through April 30, 2010

MONTHLY OPERATING REPORT

No. 15

REQUIRED DOCUMENTS	Form No.	Document Attached	Affidavit/ Supplement Attached
Condensed Combined Debtors-In-Possession Statement of Operations for the period from April 1, 2010 through April 30, 2010	MOR-1	X
Condensed Combined Debtors-In-Possession Balance Sheets as of April 30, 2010	MOR-2	X
Condensed Combined Debtors-In-Possession Statement of Cash Flows for the period from April 1, 2010 through April 30, 2010	MOR-3	X
Notes to Monthly Operating Report	MOR-4	X
Schedule of Cash Disbursements	MOR-5	X
Disbursements by Petitioning Entity	A	X
Bank Account Information	B	X
Changes in Balances with Debtors and Non-Debtors	MOR-6	X
Status of Post-Petition Taxes	MOR-7	X
Summary of Unpaid Post-Petition Debts	MOR-8	X
Summary Accounts Payable Aging Schedule	MOR-8	X
Summary Accounts Receivable Aging Schedule	MOR-8	X
Debtor Questionnaire	MOR-9	X

I declare under penalty of perjury (28 U.S.C. Section 1746) that this report and the attached documents are true and correct to the best of my knowledge and belief.

RESPONSIBLE PARTY AND PREPARER:

/s/ CLARKE GLASPELL	June 8, 2010
Clarke Glaspell – Vice President of each of the U.S. Debtors

(1)	The U.S. Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number, are: Nortel Networks Inc. (6332), Nortel Networks Capital Corporation (9620), Nortel AltSystems, Inc. (9769), Nortel AltSystems International, Inc. (5596), Xros, Inc. (4181), Sonoma Systems (2073), Qtera Corporation (0251), CoreTek, Inc. (5722), Nortel Networks Applications Management Solutions Inc. (2846), Nortel Networks Optical Components Inc. (3545), Nortel Networks HPOCS Inc. (3546), Architel Systems (U.S.) Corporation (3826), Nortel Networks International Inc. (0358), Northern Telecom International Inc. (6286), Nortel Networks Cable Solutions Inc. (0567) and Nortel Networks (CALA) Inc. (4226) (together, the “U.S. Debtors”). Addresses for the U.S. Debtors can be found in the U.S. Debtors’ petitions, which are available at http://chapter11.epiqsystems.com/nortel.

MOR-1

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Condensed Combined Debtors-In-Possession Statement of Operations

Reporting Period: April 1, 2010 through April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

	NNI	AltSystems	Other
Total revenues	$30	$—	$—
Total cost of revenues	25	—	—

Gross profit	5	—	—

Selling, general and administrative expense	20	—	—
Research and development expense	4	—	—
Other operating expense (income)—net	—	—	—

Operating earnings (loss)	(19)	—	—
Other income (expense)—net	20	—	—

Earnings from continuing operations before reorganization items, income taxes and equity in net earnings (loss) of associated companies	1	—	—
Reorganization items—net (note 6)	20	—	—

Earnings from continuing operations before income taxes and equity in net earnings (loss) of associated companies	21	—	—
Income tax expense	—	—	—

Earnings from continuing operations before equity in net earnings (loss) of associated companies	21	—	—
Equity in net earnings (loss) of associated companies—net of tax	—	—	—
Equity in net earnings (loss) of non-Debtor subsidiaries—net of tax	1	—	—

Net earnings (loss) from continuing operations	$22	$—	$—
Net earnings (loss) from discontinued operations—net of tax (note 10)	—	—	—

Net earnings (loss)	$22	$—	$—
Income attributable to noncontrolling interests	—	—	—

Net earnings (loss) attributable to U.S. Debtors	$22	$—	$—

The Condensed Combined Debtors-In-Possession Statement of Operations of each Reporting Group contained herein was derived from the books and records of the U.S. Debtors. The amounts reflected in these condensed combined financial statements are unaudited. The accompanying notes and schedules are an integral part of the condensed combined financial statements.

MOR-2

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Condensed Combined Debtors-In-Possession Balance Sheet

As of April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

	NNI	AltSystems	Other

ASSETS
Current assets
Cash and cash equivalents	$877	$—	$—
Restricted cash and cash equivalents	37	1	—
Accounts receivable—net	85	—	—
Intercompany accounts receivable	361	47	(6)
Inventories—net	36	—	—
Other current assets	108	—	—
Assets held for sale (note 9)	103	—	—
Assets of discontinued operations (note 10)	20	—	—

Total current assets	1,627	48	(6)
Investments in non-Debtor subsidiaries	45	1	(1)
Investments—other	19	—	—
Plant and equipment—net	79	—	—
Goodwill	—	1	—
Other assets	49	—	—

Total assets	$1,819	$50	$(7)

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities not subject to compromise
Trade and other accounts payable	$22	$—	$—
Intercompany accounts payable	48	10	(6)
Payroll and benefit-related liabilities	22	—	—
Contractual liabilities	2	—	—
Restructuring liabilities	2	—	—
Other accrued liabilities	135	—	—
Income taxes	15	—	—
Liabilities held for sale (note 9)	86	—	—
Liabilities of discontinued operations (note 10)	28	—	—

Total current liabilities not subject to compromise	360	10	(6)
Restructuring	4	—	—
Deferred income and other credits	7	—	—
Post-employment benefits	8	—	—

Total liabilities not subject to compromise	379	10	(6)
Liabilities subject to compromise (note 7)	5,579	54	127
Liabilities subject to compromise of discontinued operations (note 7)	82	—	—

Total liabilities	6,040	64	121

SHAREHOLDERS’ DEFICIT
Common shares	—	719	32
Preferred shares	—	16	47
Additional paid-in capital	17,746	7,330	5,252
Accumulated deficit	(21,957)	(8,079)	(5,458)
Accumulated other comprehensive income (loss)	(10)	—	(1)

Total U.S. Debtors shareholders’ deficit	(4,221)	(14)	(128)
Noncontrolling interests	—	—	—

Total shareholders' deficit	(4,221)	(14)	(128)

Total liabilities and shareholders' deficit	$1,819	$50	$(7)

The Condensed Combined Debtors-In-Possession Balanced Sheet of each Reporting Group contained herein was derived from the books and records of the U.S. Debtors. The amounts reflected in these condensed combined financial statements are unaudited. The accompanying notes and schedules are an integral part of the condensed combined financial statements.

MOR-3

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Condensed Combined Debtors-In-Possession Statement of Cash Flows

Reporting Period: April 1, 2010 through April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

	NNI	AltSystems	Other
Cash flows from (used in) operating activities
Net earnings (loss) attributable to U.S. Debtors	$22	$—	$—
Net loss (earnings) from discontinued operations—net of tax	—	—	—
Adjustments to reconcile net loss from continuing operations to net cash from
(used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	2	—	—
Equity in net earnings of associated companies	(1)	—	—
Pension and other accruals	2	—	—
Reorganization items—non cash	(49)	—	—
Other—net	3	—	—
Change in operating assets and liabilities	28	—	—

Net cash from (used in) operating activities—continuing operations	7	—	—
Net cash from (used in) operating activities—discontinued operations	(1)	—	—

Net cash from (used in) operating activities	6	—	—

Cash flows from (used in) investing activities
Change in restricted cash and cash equivalents	(1)	—	—

Net cash from (used in) investing activities—continuing operations	(1)	—	—
Net cash from (used in) investing activities—discontinued operations	—	—	—

Net cash from (used in) investing activities	(1)	—	—

Cash flows from (used in) financing activities
Net cash from (used in) financing activities—continuing operations	—	—	—
Net cash from (used in) financing activities—discontinued operations	—	—	—

Net cash from (used in) financing activities	—	—	—

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—

Net cash from (used in) continuing operations	6	—	—
Net cash from (used in) discontinued operations	—	—	—

Net increase (decrease) in cash and cash equivalents	6	—	—
Cash and cash equivalents at beginning of the period (April 1, 2010)	871	—	—

Cash and cash equivalents of continuing operations at end of the period (April 30, 2010)	$877	$—	$—

The Condensed Combined Debtors-In-Possession Statement of Cash Flows of each Reporting Group contained herein was derived from the books and records of the U.S. Debtors. The amounts reflected in these condensed combined financial statements are unaudited. The accompanying notes and schedules are an integral part of the condensed combined financial statements.

MOR-4

NORTEL NETWORKS INC. et al

(DEBTORS-IN-POSSESSION)

NOTES TO MONTHLY OPERATING REPORT No. 15 (UNAUDITED)

(In millions of U.S. dollars)

1. Reservation of Rights:

Nothing contained in this Monthly Operating Report shall constitute a waiver of any of the Debtors’ rights or an admission with respect to their Chapter 11 Proceedings (as defined herein), including, but not limited to, matters involving objections to claims, substantive consolidation, equitable subordination, defenses, ultimate allocation of proceeds from sales among debtor estates, characterization or re-characterization of contracts, assumption or rejection of contracts under the provisions of chapter 3 of title 11 of the United States Code (“Bankruptcy Code”) and/or causes of action under the provisions of chapter 5 of the Bankruptcy Code or any other relevant applicable laws to recover assets or avoid transfers.

2. Background and Organization:

Prior to Nortel’s significant business divestitures, Nortel Networks Corporation (“NNC”) and its subsidiaries (collectively “Nortel”), including the U.S. Debtors (as defined below) was a global supplier of end-to-end networking products and solutions serving both service providers and enterprise customers. Nortel’s technologies spanned access and core networks and support multimedia and business-critical applications. Nortel’s networking solutions consisted of hardware, software and services. Nortel designed, developed, engineered, marketed, sold, licensed, installed, serviced and supported these networking solutions worldwide.

Creditor Protection Proceedings—On January 14, 2009 (“Petition Date”), Nortel Networks Inc. (“NNI”), Nortel Networks Capital Corporation (“NNCC”) and certain other of Nortel’s U.S. subsidiaries, initiated Creditor Protection Proceedings in the U.S. Bankruptcy Court for the District of Delaware (“U.S. Court”) under the Bankruptcy Code (“Chapter 11 Proceedings”), several of our Canadian affiliates (“Canadian Debtors”), including our ultimate parent company, NNC, initiated Creditor Protection Proceedings in Canada at the Ontario Superior Court of Justice (“Canadian Court”) under the Companies’ Creditors Arrangement Act (“CCAA”), and several of our affiliates in Europe, Middle East and Africa (“EMEA”) (“EMEA Debtors”) initiated Creditor Protection Proceedings in the United Kingdom under the Insolvency Act 1986 and subsequently, in Israel, followed by secondary proceedings in France. On July 14, 2009, Nortel Networks (CALA) Inc. (“NNCI”), an affiliate of NNI, initiated Chapter 11 Proceedings. On July 17, 2009, the U.S. Court entered an order that provided for the joint administration of NNCI’s case with the pre-existing cases of the other U.S. Debtors. As a result, NNCI is included as a Debtor in the financial statements herein. Collectively, all entities under the Creditor Protection Proceedings are referred to as the “Debtors”. Those entities operating in Chapter 11 Proceedings are referred to as the “Debtors in Possession” or the “U.S. Debtors.” During the Creditor Protection Proceedings, the businesses of the Debtors continue to operate under the jurisdictions and orders of the applicable courts and in accordance with applicable legislation.

As of April 30, 2010, the U.S. Debtors consisted of the following entities:

U.S. Debtors	Case no.
Nortel Networks Inc.	09-10138
Nortel Networks Capital Corporation	09-10139
Nortel Networks International, Inc.	09-10150
Nortel AltSystems, Inc.	09-10140
Nortel AltSystems International, Inc.	09-10141
Architel Systems (U.S.) Corporation	09-10149
CoreTek, Inc.	09-10145
Nortel Networks Applications Management Solutions Inc.	09-10146
Nortel Networks Cable Solutions Inc.	09-10152
Nortel Networks Optical Components Inc.	09-10147
Nortel Networks HPOCS Inc.	09-10148
Northern Telecom International Inc.	09-10151
Qtera Corporation	09-10144
Sonoma Systems	09-10143
Xros, Inc.	09-10142
Nortel Networks (CALA) Inc.	09-12515

Under the Bankruptcy Code, the U.S. Debtors may assume, assume and assign, or reject certain executory contracts including unexpired leases, subject to the approval of the U.S. Court and certain other conditions.

The accompanying unaudited condensed combined financial statements do not include the effects of all current or future claims relating to the Creditor Protection Proceedings. Certain claims filed may have priority over those of the U.S. Debtors’ unsecured creditors. The Debtors are reviewing all claims filed and have commenced the claims reconciliation process. Differences between claim amounts determined by the Debtors and claim amounts filed by creditors will be investigated and resolved pursuant to a claims resolution process approved by the relevant court or, if necessary, the relevant court will make a final determination as to the amount, nature and validity of claims. Certain claims that have been filed may be duplicative (particularly given the multiple jurisdictions involved in the Creditor Protection Proceedings), based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be subject to revision or disallowance. The settlement of claims cannot be finalized until the relevant creditors and courts approve a plan. In light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete. See note 7 for additional information about claims.

3. Basis of Presentation:

The financial statements contained herein were not intended to reconcile to any financial statements otherwise prepared or distributed by the Debtors or any of the Debtors’ affiliates. Significant efforts have been put forth to attribute the assets and liabilities to the proper legal entity. However, because the Debtors’ accounting systems, policies, and practices were developed with a view to producing consolidated reporting, rather than by legal entity, it is possible that not all assets or liabilities have been recorded at the correct legal entity. Accordingly, the Debtors reserve all rights to supplement or amend any financial statements contained in this Monthly Operating Report.

4. Significant Accounting Policies:

Unless otherwise noted herein, the U.S. Debtors follow the significant accounting policies of NNC as discussed in NNC’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“2009 Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (“2010 First Quarter Form 10-Q”) that were filed with the United States Securities and Exchange Commission.

(a) Condensed Combined Debtors-In-Possession Financial Statements

The financial statements contained herein represent the unaudited condensed combined financial statements for the U.S Debtors only. The U.S. Debtors’ non-Debtor subsidiaries are treated as non-consolidated subsidiaries in these financial statements and as such their net loss is included as “Equity in net earnings (loss) from non-Debtor subsidiaries—net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor subsidiaries” in the balance sheet. The U.S. Debtors’ financial statements contained herein have been prepared in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“ASC 852”).

The unaudited condensed combined financial statements have been derived from the books and records of the U.S. Debtors. The presentation combines the U.S. Debtors into three Reporting Groups consistent with the companies’ ownership structure and activities as follows:

•

NNI Reporting Group: Nortel Networks Inc. and its U.S. Debtor subsidiaries Nortel Networks Capital Corporation, Nortel Networks Cable Solutions Inc., Nortel Networks International, Inc., Nortel Networks Optical Components Inc., Nortel Networks HPOCS Inc., Nortel Networks (CALA) Inc., Northern Telecom International Inc. and Qtera Corporation;

•	AltSystems Reporting Group: Nortel AltSystems, Inc. and Nortel AltSystems International, Inc.; and

•	Other Reporting Group: Architel Systems (U.S.) Corporation, CoreTek, Inc., Nortel Networks Applications Management Solutions, Inc., Sonoma Systems and Xros Inc.

The Monthly Operating Report is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the monthly reporting requirements of the Bankruptcy Court and the United States Trustee. The information presented herein has not been subject to all procedures that would typically be applied to financial information presented in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Upon the application of such procedures (such as tests of asset impairment), the U.S. Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this Monthly Operating Report includes normal recurring adjustments, but does not include all of the adjustments that would typically be made for interim financial statements in accordance with U.S. GAAP. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, the Debtors caution readers not to place undue reliance upon the information contained in this Monthly Operating Report. For further information, please refer to the consolidated financial statements of NNC and notes thereto included in NNC’s 2009 Form 10-K, and the condensed consolidated financial statements in NNC’s 2010 First Quarter Form 10-Q.

The results of operation herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the combined results of operations, financial position and cash flows of U.S. Debtors in the future.

The condensed combined financial statements filed with the U.S. Bankruptcy Court are subject to change. The U.S. Debtors may, at a future date, amend this Monthly Operating Report for updated financial information.

(b) Intercompany transactions

Intercompany transactions among the NNI Reporting Group and the AltSystems Reporting Group have been eliminated in the condensed combined financial statements. Intercompany transactions within the entities in the Other Reporting Group have not been eliminated as they are affiliates of common ownership under NNC rather than subsidiaries of one another. Intercompany transactions involving any non-U.S. Debtors have not been eliminated in the financial statements and are presented as intercompany receivables, loans, and payables.

(c) Use of estimates

The U.S. Debtors make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for items and matters such as revenue recognition and accruals for losses on contracts, allowances for uncollectible accounts receivable, inventory provisions and outsourced manufacturing related obligations, product warranties, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits including pensions, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies and pre-petition liabilities.

Proceeds received from divestitures to date that are being held in escrow are currently reported, as set forth in the 2009 Form 10-K and the 2010 First Quarter Form 10-Q, in Nortel Networks Limited (“NNL”) solely for financial reporting purposes. The ultimate determination of the final allocation of such proceeds among the various Nortel entities has not yet occurred and may be materially different from the NNL classification and related amounts shown in the financial statements included in the 2009 Form 10-K and the 2010 First Quarter Form 10-Q. The Interim Funding and Settlement Agreement dated June 9, 2009 (“IFSA”) (as discussed in note 7) and the escrow agreements for sales divestiture proceeds entered into by NNL, NNI and other Nortel legal entities provide for the processes for determining the final allocation of divestiture proceeds among such entities, either through joint agreement or, failing such agreement, other dispute resolution proceeding. Adjustments to the NNL classification and any related amounts arising from the ultimate outcome of the allocation agreement or other dispute resolution proceeding noted above will be recognized when finalized. The NNL classification and related amounts shown in the financial statements included in the 2009 Form 10-K and the 2010 First Quarter Form 10-Q are not determinative of, and have not been accepted by any debtor estate, any party in interest in the Creditor Protection Proceedings or any court overseeing such proceedings, for purposes of deciding, the final allocation of divestiture proceeds.

5. Debt in Default:

Upon filing for creditor protection certain of the U.S. Debtors (and certain of their non-U.S. Debtor affiliates) became in default under substantially all of their pre-petition debt obligations. Filing for creditor protection automatically stays most actions against the Debtors and therefore substantially all pre-petition debt obligations are subject to settlement under the Creditor Protection Proceedings.

The following borrowings represent the debt agreements which are fully and unconditionally guaranteed by NNI and are in default:

On May 28, 2008, NNL, NNI’s direct parent company, completed the offering of $675 Fixed Rate Notes due July 2016. The 2016 Fixed Rate Notes issued May 2008 have a stated interest rate per annum of 10.75% and were issued as additional notes under an existing indenture dated July 5, 2006 (“2006 Indenture”), and are part of the same series as NNL’s outstanding $450 Senior Notes due July 2016 that were issued on July 5, 2006 under the 2006 Indenture. The 2016 Fixed Rate Notes issued May 2008 and the 2016 Fixed Rate Notes issued July 2006 have the same ranking, guarantee structure, interest rate, maturity date and other terms and are treated as a single class of securities under the indenture and holders vote together as one class.

On March 28, 2007, NNC completed an offering of $1,150 of unsecured convertible senior notes (“Convertible Notes”). The Convertible Notes consist of $575 principal amount of senior convertible notes due 2012 (“2012 Notes”) and $575 of senior convertible notes due 2014 (“2014 Notes”). The 2012 Notes have a stated interest rate per annum of 1.75% and the 2014 Notes have a stated interest rate per annum of 2.125%. The 2012 Notes and 2014 Notes are each convertible into NNC common shares at any time based on an initial conversion rate of 31.25 NNC common shares per $1,000.00 principal amount of Convertible Notes (which is equal to an initial conversion price of $32.00 per common share).

On July 5, 2006, under the 2006 Indenture, NNL completed an offering of $2,000 senior notes (“July 2006 Notes”). The July 2006 Notes consist of the $450 2016 Fixed Rate Notes issued July 2006, $550 of senior fixed rate notes due 2013 (“2013 Fixed Rate Notes”) and $1,000 of floating rate senior notes due 2011 (“2011 Floating Rate Notes”). The 2016 Fixed Rate Notes issued July 2006 have a stated interest rate per annum of 10.75%, the 2013 Fixed Rate Notes have a stated interest rate per annum of 10.125%, and the 2011 Floating Rate Notes have a stated interest rate per annum, reset quarterly, equal to the LIBOR plus 4.25%.

As a guarantor, NNI is an obligor for the defaulted debt obligations (and accrued interest payable) of $3,935. As a result, an accrual of $3,935 has been made in the U.S. Debtors financial statements for NNI’s guarantee of the NNC and NNL outstanding long-term debt arrangements. Although some guarantee exposures are redundant to liabilities recorded elsewhere in the Debtors’ financial statements, NNI has recorded this accrual in accordance with ASC 852. The guarantor amount has been recorded as a liability subject to compromise and reorganization expenses in the NNI financial statement column. To the extent that information available in the future indicates a difference from the recognized amounts, the provision will be adjusted.

On June 17, 1996, NNCC, a wholly owned subsidiary of NNI, completed the offering of $150 Fixed Rate Notes due June 2026. The 2026 Fixed Rate Notes have a stated interest rate per annum of 7.875%. The 2026 Fixed Rate Notes are fully and unconditionally guaranteed by NNL.

In addition, NNI has guaranteed NNL’s obligations under the EDC Support Facility. The EDC Support Facility provides for the issuance by EDC of support in the form of guarantee bonds or guarantee type documents issued to financial institutions that issue letters of credit or guarantee, performance or surety bonds, or other instruments in support of Nortel’s contract performance. NNI has agreed to indemnify EDC and reimburse it for any amounts that EDC is required to pay to such financial institutions pursuant to its support.

6. Reorganization Items:

ASC 852 requires items of revenue and expense directly attributed to the reorganization such as professional fees directly related to the U.S. Debtors’ Chapter 11 Proceedings, realized gains and losses, and provisions for losses resulting from such proceedings to be separately accumulated and disclosed in the statement of operations.

The following table sets forth the U.S. Debtors’ reorganization items for the period from April 1, 2010 through April 30, 2010:

Professional fees directly related to reorganization	$(8)
Intercompany interest and dividend income	1
Employee incentive plans	(3)
Gain on divestitures	20
Other	10

Total Reorganization items	$20

7. Liabilities Subject to Compromise:

As a result of the Chapter 11 Proceedings, pre-petition liabilities may be subject to compromise or other treatment under the U.S. Debtors’ Chapter 11 Proceedings. Generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. Although pre-petition claims are generally stayed, under the Chapter 11 Proceedings, the U.S. Debtors are permitted to undertake certain actions designed to stabilize the U.S. Debtors’ operations including, among other things, payment of employee wages and benefits, maintenance of Nortel’s cash management system, satisfaction of customer obligations, payments to suppliers for goods and services received after the Petition Date and retention of professionals.

The U.S. Debtors have been paying and intend to continue to pay undisputed post-petition obligations in the ordinary course of business. In addition, the U.S. Debtors may reject pre-petition executory contracts and unexpired leases with respect to the U.S. Debtors’ operations, with the approval of the U.S. Bankruptcy Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as pre-petition general unsecured claims and will be classified as liabilities subject to compromise. Any differences between claim amounts listed by the U.S. Debtors in their Schedules of Assets and Liabilities (as may be amended) and claims filed by creditors will be investigated and, if necessary, the U.S. Bankruptcy Court will make the final determination as to the amount, nature and validity of claims. The determination of how liabilities will ultimately be settled and treated cannot be made until the U.S. Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount of such liabilities is not determinable at this time.

On August 4, 2009, the U.S. Court approved the establishment of a claims process in the U.S. for claims that arose prior to the Petition Date. Under this claims process, proof of claims, except in relation to NNCI, had to be received by the U.S. Claims Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), by no later than 4:00 p.m. (Eastern Time) on September 30, 2009 (subject to certain exceptions, including the establishment of supplemental bar dates, as provided in the order establishing the claims bar date). For claims in relation to NNCI, on December 2, 2009, the U.S. Court approved the establishment of 4:00 p.m. (Eastern Time) on January 25, 2010 as the deadline for receipt by Epiq of proof of claims against NNCI (subject to certain exceptions, including the establishment of supplemental bar dates, as provided in the order establishing the claims bar date).

ASC 852 requires pre-petition liabilities of the debtor that are subject to compromise to be reported at the claim amounts expected to be allowed, even if they may be settled for lesser amounts.

The following tables set forth the U.S. Debtors’ estimated liabilities subject to compromise as of April 30, 2010:

	NNI	AltSystems	Other
Trade and other accounts payable	$206	$—	$—
Accounts payable intercompany	326	53	—
Restructuring liabilities	117	1	—
Contingent liability for NNI’s debt guarantee	3,931	—	—
Long-term debt	183	—	—
Financial obligations	38	—	—
Pension obligations	426	—	—
Postretirement obligations other than pensions	293	—	—
Notes and interest payable intercompany	—	—	127
Other	59	—	—

Total liabilities subject to compromise	$5,579	$54	$127

	March 31, 2010	Change in the Month	April 30, 2010
Trade and other accounts payable	$205	$1	$206
Accounts payable intercompany	724	(345)	379
Restructuring liabilities	118	—	118
Contingent liability for NNI’s debt guarantee	3,931	—	3,931
Long-term debt	183	—	183
Financial obligations	37	1	38
Pension obligations	425	1	426
Postretirement obligations other than pensions	294	(1)	293
Notes and interest payable intercompany	127	—	127
Other	60	(1)	59

Total liabilities subject to compromise	$6,104	$(344)	$5,760

In addition to the liabilities totaled under liabilities subject to compromise, pre-petition liabilities of discontinued operations of $82 are subject to compromise and separately captioned as liabilities subject to compromise of discontinued operations. These liabilities consist of pre-petition trade and other accounts payable related to the U.S. Debtor’s discontinued operations.

Liabilities subject to compromise decreased by $344 primarily as a result of the settlement of intercompany balances relating to the FCFSA. See note 11 for additional details.

As of April 30, 2010, the U.S. Debtors have received approximately 7,239 claims asserting approximately $16,320 in aggregate outstanding liquidated claims. Some of these claims are unliquidated and are therefore not reflected in the aggregate claim amount above. This amount excludes the value of claims that have been withdrawn, expunged, or disallowed by the U.S. Court as of April 30, 2010. The U.S. Debtors continue to investigate differences between the claim amounts filed by creditors and claim amounts determined by the U.S. Debtors. Certain claims filed may be duplicative (particularly given the multiple jurisdictions involved in the Creditor Protection Proceedings), based on contingencies that have not occurred, or may be otherwise overstated, and would therefore be subject to revision or disallowance. The determination of the U.S. Debtors’ liabilities subject to compromise considers these factors and these liabilities are subject to change as a result of the ongoing investigation of filed proofs of claim by the U.S. Debtors.

Although the U.S. Debtors have and may continue to object to various court filings made throughout the Creditor Protection Proceedings, as of April 30, 2010, 978 claims, including the Internal Revenue Service (“IRS”) claim, had been objected to by the U.S. Debtors; however, as discussed in note 11, the IRS claim has been withdrawn. As of April 30, 2010, an objection to one claim was withdrawn and the courts entered orders disallowing 976 claims. Although the U.S. Court has established bar dates, subject to exceptions, by which certain proofs of claim against the relevant U.S. Debtors were required to be filed if the claimants were to receive any distribution under the Creditor Protection Proceedings, certain further claims are and may be permitted. In addition, the U.S. Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled. Accordingly, the ultimate number and amount of allowed claims is not determinable at this time.

Since the Petition Date, the U.S. Debtors have and may continue to enter into court-approved and other agreements relating to settlement of certain pre-Petition Date claim amounts. As of April 30, 2010, the U.S. Debtors have agreed to net payments and forgiveness of accounts receivables in certain circumstances of approximately $128 in the aggregate relating to certain asserted pre-Petition Date claims and related liabilities, subject to adjustment in certain circumstances and excluding liabilities the U.S. Debtors are required to satisfy pursuant to local legislation and amounts the U.S. Debtors have agreed to pay pursuant to the IFSA and the Final Canadian Funding and Settlement Agreement dated December 23, 2009 (“FCFSA”), each as described in note 11. These agreements may also include the release of other disputed and unliquidated amounts as well as certain post-Petition Date claim amounts.

The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on U.S. Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, if any, the values of any collateral securing such claims, or other events.

Classification for purposes of this report of any pre-petition liabilities on any basis other than liabilities subject to compromise is not an admission of fact or legal conclusion by the U.S. Debtors as to the manner of classification, treatment, allowance, or payment in the Creditor Protection Proceedings, including in connection with any plan that may be approved by the U.S. Court and that may become effective pursuant an order of the U.S. Court.

8. Post-Petition Accounts Payable:

To the best of the U.S. Debtors’ knowledge, all undisputed post-petition accounts payable have been and are being paid in the ordinary course of the U.S. Debtors’ business.

9. Assets and Liabilities Held for Sale:

As discussed in note 11, during the first quarter of 2010, NNC, NNL, and certain of NNC’s other subsidiaries, including NNI, received court approvals of bidding procedures for the planned sale of substantially all of the assets of the Carrier VoIP and Application Solutions (“CVAS”) business globally to GENBAND Inc. (“GENBAND”). As a result, the related CVAS assets and liabilities have been classified as held for sale as of March 31, 2010. Nortel determined that the fair value less estimated costs to sell exceeded the carrying value of the CVAS assets and liabilities; therefore, no impairment was recorded on the reclassification of these assets to held for sale. The sale was successfully concluded on May 28, 2010; accordingly, the gain on disposal of the CVAS business globally will be recognized in the second quarter of fiscal 2010.

Certain long-lived assets have been classified as held for sale as a result of reaching the appropriate stage in the sale process.

Assets and liabilities of $103 and $86, respectively, related to the U.S. Debtors have been classified as held for sale as of April 30, 2010.

The following tables set forth assets and liabilities held for sale as of April 30, 2010:

	NNI	AltSystems	Other
Assets
Accounts receivable—net	$17	$—	$—
Inventories—net	26	—	—
Plant and equipment—net	58	—	—
Other	2	—	—

Assets held for sale	$103	$—	$—

Liabilities
Employee-related liabilities	$10	$—	$—
Other current liabilities	76	—	—

Liabilities held for sale	$86	$—	$—

	Plant and Equipment—net	Carrier VoIP and Application Services	Total
Assets
Accounts receivable—net	$—	$17	$17
Inventories—net	—	26	26
Plant and equipment—net	51	7	58
Other	—	2	2

Assets held for sale	$51	$52	$103

Liabilities
Employee-related liabilities	$—	$10	$10
Other current liabilities	—	76	76

Liabilities held for sale	$—	$86	$86

10. Discontinued Operations:

As discussed in note 11, on December 18, 2009 NNC, NNL, and certain of NNC’s other subsidiaries, including NNI and Nortel Networks UK Limited (“NNUK”), completed the sale of substantially all of the assets of the Enterprise Solutions (“ES”) business globally as well as the shares of Nortel Government Solutions Incorporated (“NGS”) and DiamondWare, Ltd. to Avaya Inc. (“Avaya”) for $908 in cash, with an additional pool of $15 reserved for an employee retention program, subject to certain purchase price adjustments.

Nortel has agreed to undertake certain activities to assist Avaya with the transition of the business from Nortel’s infrastructure to that of Avaya. As a result of this agreement, Nortel expects to generate certain direct and indirect cash flows that are associated with the disposed component for a period of time that is not currently expected to exceed one year. The operations and cash flows of the ES business meet the definition of a component as prescribed by FASB ASC 360-10-35 “Impairment or Disposal of Long-Lived Assets” (“ASC 360-10-35”). A component of an entity that is being disposed of should be shown as discontinued operations where the cash flows associated with the component will be eliminated and the entity will not have any significant continuing involvement, as defined in the applicable accounting guidance, with the component post-disposition. Nortel has evaluated the nature and significance of these cash flows arising from transition services Nortel expects to provide to Avaya and has determined that they do not preclude the recognition and presentation of this business component as discontinued operations for the period presented. Nortel does not expect to have any significant continuing involvement with the ES business after the disposition.

The following table summarizes certain financial information of the ES business, which includes DiamondWare, Ltd. and NGS, for the period from April 1, 2010 through April 30, 2010:

	NNI	AltSystems	Other
Operations
Total revenues	$1	$—	$—

Earnings (loss) from discontinued operations before income taxes	$—	$—	$—
Income tax benefit (expense)	—	—	—

Net earnings (loss) from discontinued operations before disposal—net of taxes	$—	$—	$—

Certain assets and liabilities related to the ES business were not transferred to Avaya and continue to be classified as assets and liabilities of discontinued operations. These assets and liabilities are expected to be reduced as the business dispositions and the Creditor Protection Proceedings progress. The remaining assets and liabilities related to the operations of the ES business as of April 30, 2010 are as follows:

	NNI(1)	AltSystems	Other
Assets
Accounts receivable—net	$10	$—	$—
Inventories—net	2	—	—
Other current assets	8	—	—
Plant and equipment—net	—	—	—

Assets of discontinued operations	$20	$—	$—

Liabilities
Trade and other accounts payables	$10	$—	$—
Employee-related liabilities	8	—	—
Other current liabilities	10	—	—

Liabilities of discontinued operations	$28	$—	$—

(1)	Does not include assets and liabilities related to the shares of DiamondWare Ltd. and NGS, which are a part of the divestiture of the ES business, but are not Debtors-in-Possession.

11. Case Developments:

Chapter 11 Proceedings Developments

As required under the U.S. Bankruptcy Code, on January 22, 2009, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors, which currently includes The Bank of New York Mellon, Flextronics Corporation, Pension Benefit Guaranty Corporation (“PBGC”) and Law Debenture Trust Company of New York (“U.S. Creditors’ Committee”). The U.S. Creditors’ Committee has the right to be heard on all matters that come before the U.S. Court with respect to the U.S. Debtors. In addition, a group purporting to hold substantial amounts of Nortel’s publicly traded debt has organized (“Bondholder Group”). Nortel’s management and the Canadian Monitor have met with the Bondholder Group and its advisors to provide status updates and share information with them that has been shared with other major stakeholders. On December 8, 2009, Nortel announced that NNI had entered into an agreement with John Ray for his appointment as principal officer of each of the U.S. Debtors and to work with Nortel management, the Canadian Monitor, the U.K. Administrators and various retained advisors, in providing oversight of the conduct of the businesses of the U.S. Debtors in relation to various matters in connection with the Chapter 11 Proceedings. This appointment was approved by the U.S. Court on January 6, 2010.

Corporate Developments

On June 19, 2009, Nortel announced that it was advancing in discussions with external parties to sell its businesses. To date, Nortel has completed a number of divestitures as described below. In addition, Nortel has, where applicable, completed bidding processes and received court approvals, as applicable, in the U.S. and Canada for further divestitures as also described below.

While numerous milestones have been met, significant work remains under the Creditor Protection Proceedings. A Nortel business services group (“NBS”) was established in 2009 to provide global transitional services to purchasers of Nortel’s businesses, in fulfillment of contractual obligations under transition services agreements (“TSAs”) entered into in connection with the sales of Nortel’s businesses and assets. These services include maintenance of customer and network service levels during the integration process, and providing expertise in finance, supply chain management, information technology, R&D, human resources and real estate necessary for the orderly and successful transition of businesses to purchasers over a period of 12 to 24 months from the closing of the sales. NBS is also focused on maximizing the recovery of Nortel’s accounts receivables, inventory and real estate assets, independent of the TSAs.

A core corporate group (“Corporate Group”) was also established in 2009 and is currently focused on a number of key actions, including the completion of announced sales and the sale of remaining businesses and assets, as well as exploring strategic alternatives to maximize the value of Nortel’s intellectual property. Nortel is seeking expressions of interest from potential buyers and partners regarding options that could maximize Nortel’s intellectual property portfolio’s value. No decision has been made as to how to realize this value, whether through sale, licensing, some combination of the two or other alternatives. The solicitation process will be conducted in a manner similar to the bankruptcy-guided sale of previous assets and is expected to take several months. The Corporate Group is also responsible for ongoing restructuring matters, including the creditor claims process, planning toward conclusion of the CCAA Proceedings and Chapter 11 Proceedings and any distributions to creditors. The Corporate Group also continues to provide administrative and management support to Nortel’s affiliates around the world.

In the first quarter of 2010, Nortel’s then Chief Restructuring Officer (“CRO”) (effective March 21, 2010 and for the remainder of the first quarter of 2010, the CRO’s title was changed to Special Advisor) and the President of NBS were both identified as Chief Operating Decision Makers (“CODM”) in assessing the performance of and allocating resources to Nortel’s operating segments. The CRO was responsible for the remaining businesses and the President of NBS was responsible for the contracts that did not transfer to the purchasers of the divested businesses. As a result of the departure of the CRO, the Chief Strategy Officer and Business Unit President will be the CODM in the second quarter of 2010 responsible for the remaining businesses, while the President of NBS continues to be the CODM responsible for the contracts that did not transfer.

Sale of Layer 4-7 Data Portfolio

On February 19, 2009, Nortel announced that it had entered into a stalking horse asset purchase agreement to sell certain portions of its Layer 4-7 data portfolio, including certain Nortel Application Accelerators, Nortel Application Switches and the Virtual Services Switch, to Radware Ltd. (“Radware”) for approximately $18. Nortel received orders from the U.S. Court and Canadian Court that established bidding procedures for an auction that allowed other qualified bidders to submit higher or otherwise better offers. Nortel subsequently received orders from the U.S. Court and Canadian Court approving the transaction with Radware as the successful bidder and on March 31, 2009, Nortel completed this divestiture.

Sale of CDMA and LTE Access Assets

On June 19, 2009, Nortel announced that it, NNL, and certain of Nortel’s other subsidiaries, including NNI, had entered into a “stalking horse” asset sale agreement with Nokia Siemens Networks B.V. (“NSN”) for the planned sale of substantially all of its Code Division Multiple Access (“CDMA”) business and Long Term Evolution (“LTE”) Access assets for $650. This sale required a court-approved bidding process, known as a “stalking horse” or 363 Sale under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court in late June 2009. Competing bids were required to be submitted by July 21, 2009 and an auction with the qualified bidders was completed on July 24, 2009. Ericsson emerged as the successful bidder for a purchase price of $1,130, subject to certain post closing purchase price adjustments. Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ericsson on July 28, 2009. On November 13, 2009, Nortel announced that following satisfaction of all closing conditions, the sale had concluded. In connection with this transaction and included in its accounting, NNL and NNI paid an aggregate break-up fee of $19.5 plus $3 in expense reimbursements to NSN.

Sale of Packet Core Assets

On September 21, 2009, Nortel announced that it planned to sell, by “open auction”, the assets of its Wireless Networks business associated with the development of Next Generation Packet Core network components (“Packet Core Assets”). The Packet Core Assets consist of software to support the transfer of data over existing wireless networks and the next generation of wireless communications technology including relevant non-patent intellectual property, equipment and other related tangible assets, as well as a non-exclusive license of certain relevant patents and other intellectual property. The Packet Core Assets exclude legacy packet core components for its GSM and Universal Mobile Telecommunications System businesses. On October 25, 2009, in accordance with court approved procedures, NNL and NNI entered into an agreement with Hitachi, Ltd. (“Hitachi”) for the sale of Nortel’s Packet Core Assets for a purchase price of $10. On October 28, 2009, Nortel obtained U.S. Court and Canadian Court approval of the sale to Hitachi. On December 8, 2009, NNC announced that following satisfaction of all closing conditions, the sale was concluded.

Sale of Enterprise Solutions Business

On July 20, 2009, Nortel announced that it, NNL, and certain of Nortel’s other subsidiaries, including NNI and Nortel Networks UK Ltd. (“NNUK”), had entered into a “stalking horse” asset and share sale agreement with Avaya for its North American, CALA and Asian ES business, and an asset sale agreement with Avaya for the EMEA portion of its ES business for a purchase price of $475. These agreements included the sale of substantially all of the assets of the ES business globally as well as the shares of NGS and DiamondWare, Ltd. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court on August 4, 2009. Competing bids were required to be submitted by September 4, 2009 and an auction with the qualified bidders commenced on September 11, 2009. On September 14, 2009, Avaya emerged as the successful bidder for the sale of substantially all of the assets of the ES business globally as well as the shares of NGS and DiamondWare, Ltd. for a purchase price of $908 in cash, subject to certain post closing purchase price adjustments, with an additional pool of $15 reserved for an employee retention program. Nortel obtained U.S. Court and Canadian Court approvals for the sale to Avaya on September 16, 2009. On December 18, 2009, Nortel announced that the sale of substantially all of these assets had been completed. The sale of certain ES assets held by Israeli subsidiaries was subsequently approved by the Israeli Court on December 21, 2009. All other closing conditions had been satisfied as of December 18, 2009.

Sale of Optical Networking and Carrier Ethernet Businesses

On October 7, 2009, Nortel announced that it, NNL, and certain of its other subsidiaries, including NNI and NNUK, had entered into a “stalking horse” asset sale agreement with Ciena for its North American, CALA and Asian Optical Networking and Carrier Ethernet businesses, and an asset sale agreement with Ciena for the EMEA portion of its Optical Networking and Carrier Ethernet businesses for a purchase price of $390 in cash and 10 million shares of Ciena common stock. These agreements include the planned sale of substantially all the assets of Nortel’s Optical Networking and Carrier Ethernet businesses globally. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the U.S. Court and Canadian Court on October 15, 2009. Competing bids were ultimately required to be submitted by November 17, 2009. On November 22, 2009, in accordance with court approved procedures, Nortel concluded an auction for the sale of these assets to Ciena, who emerged as the successful bidder, agreeing to pay $530 in cash, subject to certain post closing purchase price adjustments, plus $239 principal amount of Ciena convertible notes due June 2017. At a joint hearing on December 2, 2009, Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ciena. On March 19, 2010, Nortel announced that it had completed the sale of substantially all of the assets of its Optical Networking and Carrier Ethernet businesses to Ciena and that Ciena had elected, as permitted by the terms of the sale, to replace the $239 principal amount of convertible notes with cash consideration of $244, and thus pay an all cash purchase price of approximately $774. The purchase price was decreased at closing for a working capital adjustment of approximately $62. The purchase price is also subject to further working capital adjustments that are currently not expected to exceed approximately $19 pending finalization between the parties. Nortel recognized a gain on disposal of $549 in the first quarter of 2010.

Sale of GSM/GSM-R Business

On September 30, 2009, Nortel announced that it plans to sell by “open auction” substantially all of its global GSM/GSM-R business. In connection with this proposed sale, NNL also expected to transfer specified patents predominantly used in the GSM business and grant non-exclusive licenses of other relevant patents. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit offers. Bidding procedures were approved by the U.S. Court and Canadian Court on October 15, 2009. Competing bids were required to be submitted by November 16, 2009. An auction with the qualified bidders concluded on November 24, 2009, with Ericsson and Kapsch emerging as the successful bidders for the sale of these assets for a total purchase price of $103 in cash, subject to certain post closing purchase price adjustments. On November 18, 2009, Kapsch filed its bid for the GSM/GSM-R assets of NNSA with the French Administrator and the French Liquidator. On March 3, 2010, Kapsch filed an irrevocable and unconditional bid for such assets with the French Administrator and the French Liquidator. Nortel obtained U.S. Court and Canadian Court approvals for the sale to Ericsson and Kapsch on December 2, 2009. On March 31, 2010, Nortel announced that it had completed the sale of substantially all of the assets of its global GSM/GSM-R business to Ericsson and Kapsch. Nortel recognized a gain on disposal of $93 in the first quarter of 2010.

Sale of CVAS Business

On December 23, 2009, Nortel announced that it, NNL, and certain of its other subsidiaries, including NNI and NNUK, had entered into a “stalking horse” asset sale agreement with GENBAND for its North American, CALA and Asian CVAS business, and an asset sale agreement with GENBAND for the EMEA portion of CVAS business for a purchase price of $282, subject to balance sheet and other downward adjustments currently estimated at approximately $100, resulting in estimated net proceeds of approximately $182. These agreements include the planned sale of substantially all the assets of the CVAS business globally. This sale required a court-approved sale process under Chapter 11 that allowed other qualified bidders to submit higher or otherwise better offers. Bidding procedures were approved by the Canadian Court on January 6, 2010 and the U.S. Court on January 8, 2010. Competing bids were required to be submitted by February 23, 2010. No bids were received prior to the bid deadline. On February 24, 2010, Nortel announced that it would not proceed to auction and would work towards closing the asset sale agreements with GENBAND. At a joint hearing on March 3, 2010, Nortel obtained U.S. Court and Canadian Court approval of the sale to GENBAND. On May 28, 2010, Nortel announced that it had completed the sale of substantially all of its assets of the CVAS business globally to GENBAND U.S. LLC.

Transition Services Agreements

Nortel has entered into TSAs in connection with certain of the completed divestitures discussed above and is contractually obligated under such TSAs to provide transition services to certain purchasers of its businesses and assets.

In connection with the sale of substantially all of its CDMA business and LTE Access assets, Nortel entered into a TSA with Ericsson pursuant to which Nortel has agreed to provide certain transition services for a period of up to 12 to 24 months after closing of the transaction.

In connection with the sale of substantially all of its ES business, Nortel entered into a TSA with Avaya pursuant to which it agreed to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.

In connection with the sale of substantially all of its Optical Networking and Carrier Ethernet businesses Nortel entered into a TSA with Ciena pursuant to which Nortel agreed to provide certain transition services for a period of up to 24 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.

In connection with the sale of substantially all of its GSM/GSM-R business, Nortel entered into a TSA with Ericsson pursuant to which Nortel agreed to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction and a TSA with Kapsch pursuant to which Nortel agreed to provide certain transition services for a period of up to 12 months after closing of the transaction.

In connection with the planned sale of substantially all of its CVAS business, subject to completion of the divestiture, at closing, Nortel expects to enter into a TSA with GENBAND pursuant to which Nortel would agree to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in EMEA) after closing of the transaction.

Divestiture Proceeds Received

As of April 30, 2010, of the more than $2,800 in net proceeds generated through the completed sales of businesses, proceeds of approximately $2,729 had been received by Nortel. These divestiture proceeds include the following approximate amounts:

(a)	$1,070 from the sale of substantially all of Nortel’s CDMA business and LTE Access assets;

(b)	$18 from the sale of Nortel’s Layer 4-7 data portfolio;

(c)	$10 from the sale of Nortel’s Packet Core Assets;

(d)	$908 from the sale of substantially all of the assets of Nortel’s ES business, including the shares of DiamondWare, Ltd. and NGS;

(e)	$628 from the sale of substantially all of the assets of Nortel’s Optical Networking and Carrier Ethernet businesses;

(f)	$73 from the sale of Nortel’s North American GSM business;

(g)	$21 from the sale of Nortel’s GSM business outside of North America and its global GSM-R business; and

(h)	$1 from the sale of Nortel’s Wireless Technology Group.

Of the $2,729 in proceeds received by Nortel from divestitures as of April 30, 2010, approximately $2,696 are being held in escrow which is currently reported in NNL solely for financial reporting purposes. The ultimate determination of the final allocation of such proceeds among the various Nortel entities has not yet occurred and may be materially different from the NNL classification and related amounts shown in these financial statements. The IFSA and the escrow agreements for sales divestiture proceeds entered into by NNL, NNI and other Nortel legal entities provide for the processes for determining the final allocation of divestiture proceeds among such entities, either through joint agreement or, failing such agreement, other dispute resolution proceeding. Adjustments to the NNL classification and any related amounts arising from the ultimate outcome of the allocation agreement or other dispute resolution proceeding noted above will be recognized when finalized. The NNL classification and related amounts are not determinative of, and have not been accepted by any debtor estate, any party in interest in the Creditor Protection Proceedings or any court overseeing such proceedings, for purposes of deciding, the final allocation of divestiture proceeds.

As of April 30, 2010, a further $184 in the aggregate was expected to be received by Nortel in connection with the divestitures of substantially all of Nortel’s CDMA business and LTE Access assets, ES business, including the shares of DiamondWare, Ltd. and NGS, the assets of Nortel’s Optical Networking and Carrier Ethernet businesses and global GSM/GSM-R business, subject to the satisfaction of various conditions including performance under the TSAs. Such amounts, when received, will also be held in escrow until the final allocation of these proceeds as between various Nortel legal entities is ultimately determined. Subsequent to April 30, 2010, Nortel’s escrow agent has received nil of the $184. Also subsequent to April 30, 2010, Nortel completed the sale of its CVAS business globally for which approximately $154 in proceeds were initially received and an additional $28 is expected to be received.

Interim and Final Funding and Settlement Agreements

Historically, Nortel has deployed its cash through a variety of intercompany borrowing and transfer pricing arrangements to allow it to operate on a global basis and to allocate profits, losses and certain costs among the corporate group. In particular, the Canadian Debtors have continued to allocate profits, losses and certain costs, among the corporate group through transfer pricing agreement payments (“TPA Payments”). Other than one $30 payment made by NNI to NNL in respect of amounts that Nortel believes are owed in connection with the transfer pricing agreement, TPA Payments had been suspended since the Petition Date. However, the Canadian Debtors and the U.S. Debtors, with the support of the U.S. Creditors’ Committee and the Bondholder Group, as well as the EMEA Debtors (other than NNSA), entered into the IFSA under which NNI paid $157 to NNL, in four installments during the period ended September 30, 2009 in full and final settlement of TPA Payments for the period from the Petition Date to September 30, 2009. A portion of this funding may be repayable by NNL to NNI in certain circumstances. The IFSA was approved by the U.S. Court and Canadian Court on June 29, 2009 and on June 23, 2009, the English Court confirmed that the U.K. Administrators were at liberty to enter into the IFSA on behalf of each of the EMEA Debtors (except for NNSA which was authorized to enter into the IFSA by the French Court on July 7, 2009). NNSA acceded to the IFSA on September 11, 2009.

On December 23, 2009, Nortel announced it, NNL, NNI, and certain other Canadian Debtors and U.S. Debtors entered into the FCFSA. The FCFSA provides, among other things, for the settlement of certain intercompany claims, including in respect of amounts determined to be owed by NNL to NNI under Nortel’s transfer pricing arrangements for the years 2001 through 2005. As part of the settlement, NNL has agreed to the establishment of a pre-filing claim in favor of NNI in the CCAA Proceedings in the net amount of approximately $2,063 (“FCFSA Claim”), which claim will not be subject to any offset. The parties have agreed that $62.7 of the FCFSA Claim shall be a secured claim and have the benefit of the court-ordered charge in the CCAA Proceedings against the assets of the Canadian Debtors applicable to amounts owing under the Revolving Loan Agreement (as defined in the FCFSA) and the remaining FCFSA Claim amount is a general unsecured claim, the recovery of which is dependent upon the recovery received by all other similarly situated creditors in the CCAA Proceedings. The FCFSA also provides that NNI will pay to NNL approximately $190 over the course of 2010, which amount includes the contribution of NNI and certain U.S. affiliates towards certain estimated costs to be incurred by NNL on their behalf for the duration of the Creditor Protection Proceedings. The FCFSA also provides for the allocation of certain other anticipated costs to be incurred by the parties, including those relating to the divestiture of Nortel’s various businesses.

On January 21, 2010, Nortel obtained approvals from the Canadian Court and the U.S. Court of the FCFSA and the creation and allowance of the FCFSA Claim. In addition, Nortel obtained various other approvals from the Canadian Court and U.S. Court including authorization for NNL and NNI to enter into advance pricing agreements with the U.S. and Canadian tax authorities to resolve certain transfer pricing issues, on a retrospective basis, for the taxable years 2001 through 2005.

In addition, in consideration of a settlement payment of $37.5, the United States Internal Revenue Service (“IRS”) released all of its claims against NNI and other members of NNI’s consolidated tax group for the years 1998 through 2008. As a result of this settlement, the IRS stipulated that its claim against NNI filed in the Chapter 11 Proceedings in the amount of approximately $3,000 is reduced to the $37.5 settlement payment. This settlement was a condition of the FCFSA and was approved by the U.S. Court on January 21, 2010. NNI made the settlement payment to the IRS on February 22, 2010.

APAC Debt Restructuring Agreement

As a consequence of the Creditor Protection Proceedings, certain amounts of intercompany payables to certain Nortel subsidiaries (“APAC Agreement Subsidiaries”) in the Asia Pacific (“APAC”) region as of the Petition Date became impaired. To enable the APAC Agreement Subsidiaries to continue their respective business operations and to facilitate any potential divestitures, the Debtors have entered into an Asia Restructuring Agreement (“APAC Agreement”). Under the APAC Agreement, the APAC Agreement Subsidiaries will pay a portion of certain of the APAC Agreement Subsidiaries’ net intercompany debt outstanding as of the Petition Date (“Pre-Petition Intercompany Debt”) to the Canadian Debtors, the U.S. Debtors and the EMEA Debtors (including NNSA to the extent it elects to participate in the APAC Agreement). A further portion of the Pre-Petition Intercompany Debt will be repayable in monthly amounts but only to the extent of such APAC Agreement Subsidiary’s net cash balance, and subject to certain reserves and provisions. The remainder of each APAC Agreement Subsidiary’s Pre-Petition Intercompany Debt will be subordinated and postponed to the prior payment in full of such APAC Agreement Subsidiary’s liabilities and obligations. All required court approvals with respect to the APAC Agreement have been obtained in the U.S. and Canada; however, implementation of the APAC Agreement for certain parties in other jurisdictions remains subject to receipt of outstanding regulatory approvals.

Flextronics

On January 14, 2009, Nortel announced that NNL had entered into an amendment to arrangements (“Amending Agreement”) with a major supplier, Flextronics Telecom Systems, Ltd. (“Flextronics”). Under the terms of the Amending Agreement, NNL agreed to commitments to purchase $120 of existing inventory by July 1, 2009 and to make quarterly purchases of other inventory, and to terms relating to payment and pricing. Flextronics had notified Nortel of its intention to terminate certain other arrangements upon 180 days’ notice (in July 2009) pursuant to the exercise by Flextronics of its contractual termination rights, while the other arrangements between the parties would continue in accordance with their terms. Following subsequent negotiations, Nortel resolved various ongoing disputes and issues relating to the interpretation of the Amending Agreement and confirmed, among other things, its obligation to purchase inventory in accordance with existing plans of record of $25. In addition, one of the supplier agreements with Flextronics was not terminated on July 12, 2009, as originally referenced in the Amending Agreement, but instead was extended to December 2009, with a further extension for certain products to July 2010.

Nortel and Flextronics entered into an agreement dated November 20, 2009 (“Flextronics Agreement”), as approved by the U.S. Court and Canadian Courts on December 2, 2009, that, among other things, provides a mechanism for the transfer of Nortel’s supply relationship to purchasers of Nortel’s other businesses or assets. In addition, this agreement resolves certain receivable amounts from and payable amounts due to Flextronics.

Since the Petition Date, Nortel has periodically entered into agreements with other suppliers, including contract manufacturers, to address issues and concerns as they arise in order to ensure ongoing supply of goods and services and minimize any disruption in its global supply chain. In certain circumstances, some of these agreements include advance deposit or escrow obligations, or purchase commitments in order to mitigate the risk associated with supplying Nortel during the pendency of the Creditor Protection Proceedings.

Directors’ and Officers’ Indemnification

Certain Nortel entities have not filed for bankruptcy protection (“Cascade Subsidiaries”). Under the laws of various jurisdictions in which the Cascade Subsidiaries operate, the directors, officers and agents of the Cascade Subsidiaries may be subject to personal liability. In order to protect individuals serving as directors on the boards of the Cascade Subsidiaries and to facilitate participation by the Cascade Subsidiaries in Nortel’s sales of businesses and assets, NNL and NNI have agreed to contribute to a trust (“Trust”), which will indemnify individuals serving as directors on the boards of the Cascade Subsidiaries and their successors, if any, for any claims resulting from their service as a director, officer or agent of a Cascade Subsidiary, subject to limited exceptions. The establishment of the Trust was approved by the Canadian Court and the U.S. Court on March 31, 2010.

Deregistration of Notes

As part of Nortel’s ongoing cost reduction activities, on March 11, 2010, NNC, NNL, NNI and NNCC each filed a Form 15 with the SEC related to their respective debt securities and all related guarantees, as applicable, reflecting the automatic suspension of certain reporting requirements under the U.S. Securities Exchange Act of 1934, as amended, as there were less than 300 holders of each series of securities as of January 1, 2010.

MOR-5A

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Schedule of Cash Disbursements by Petitioning Entity

Reporting Period: April 1, 2010 through April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

In re: Nortel Networks Inc. et al	Case #	Payments
Nortel Networks Inc. (1)	09-10138	$104
Nortel Networks Capital Corporation	09-10139	—
Nortel AltSystems, Inc.	09-10140	—
Nortel AltSystems International, Inc.	09-10141	—
Xros Inc.	09-10142	—
Sonoma Systems	09-10143	—
Qtera Corporation	09-10144	—
Coretek, Inc.	09-10145	—
Nortel Networks Applications Management Solutions, Inc.	09-10146	—
Nortel Networks Optical Components Inc.	09-10147	—
Nortel Networks HPOCS Inc.	09-10148	—
Architel Systems (U.S.) Corporation	09-10149	—
Nortel Networks International, Inc.	09-10150	—
Northern Telecom International Inc.	09-10151	—
Nortel Networks Cable Solutions Inc.	09-10152	—
Nortel Networks (CALA) Inc.	09-12515	3

Total Payments		$107

(1)	NNI is the centralized disbursement entity for multiple U.S. Debtors and non-Debtors and accordingly makes payments, both by wire and checks, for multiple U.S. Debtors and non-Debtors. Individual U.S. Debtor disbursements have been separated from NNI and listed under specific individual U.S. Debtors. However, disbursements made for the benefit of NNI as well as other U.S. Debtors and/or non-Debtors are still consolidated with NNI for financial reporting purposes.

MOR-5B

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Existing Bank Account Information

Reporting Period: April 1, 2010 through April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

Legal Entity	Bank	Account Type	Lockbox / Account	Bank Balance
Nortel Networks Inc.	Bank of America	Receipts	3750819519	$—
Nortel Networks Inc.	Bank of America	Receipts	3750886432	5
Nortel Networks Inc.	Bank of America	Lockbox (Receipts)	Box 3985	—
Nortel Networks Inc.	Bank of America	Payroll	0101183623	—
Nortel Networks Inc.	Bank of America	Health & Welfare Trust	7206010001650	—
Nortel Networks Inc.	Citibank NA	Main Concentration	30463444	3
Nortel Networks Inc.	Citibank NA	Receipts	30508403	—
Nortel Networks Inc.	Citibank NA	Lockbox (Receipts)	Box 2937	—
Nortel Networks Inc.	Citibank NA	Disbursement (EVS)	30509086	1
Nortel Networks Inc.	Citibank NA	Disbursement (AP)	30580851	2
Nortel Networks Inc.	Citibank NA	Receipts (Credit Card)	30509078	—
Nortel Networks Inc.	Citibank NA	CDMA Good Faith Deposit	40773075	—
Nortel Networks Inc.	Citibank NA	Flexible Benefits	30614505	—
Nortel Networks Inc.	Citibank NA	Good Faith Deposits	30810143	—
Nortel Networks Inc.	Citibank NA	Good Faith Deposits	30812798	—
Nortel Networks Inc.	Citibank NA	Flextronics Trust	30807059	—
Nortel Networks Inc.	Citibank Delaware	Disbursement (Sales & Use Tax)	38660426	—
Nortel Networks Inc.	Citibank Delaware	Disbursement (EVS)	38659062	1
Nortel Networks Inc.	Citibank Delaware	Checking	38696453	—
Nortel Networks Inc.	Citibank Delaware	Benefits-Cigna Travel Well	38659097	1
Nortel Networks Inc.	Citibank Delaware	Benefits-US-Cigna Expat	38659089	—
Nortel Networks Inc.	Citibank Delaware	Disbursement (AP)	38682182	—
Nortel Networks Inc.	Citibank Delaware	Utilities Order	38794977	1
Nortel Networks Inc.	Citibank Canada	Disbursement (AP)	2010621007	—
Nortel Networks Inc.	JP Morgan Chase	General	887400521	—
Nortel Networks Inc.	JP Morgan Chase	Money Market Deposit Acct	887400539	500
Nortel Networks Inc.	JP Morgan Chase	Flextronics Trust	887400562	11
Nortel Networks Inc.	JP Morgan Chase	General	887400570	—
Nortel Networks Inc.	Deutsche Bank	Brokerage	400519	—
Nortel Networks Inc.	Morgan Stanley	Brokerage	293 058697 502	—
Nortel Networks Inc.	Banc of America Securities	Investment (1)	275783-22453989	278
Nortel Networks Inc.	The Reserve	Investment	703-29-420	—
Nortel Networks Inc.	K&H Bank	General	10201006-50041181	—
Nortel Networks Inc.	K&H Bank	General	10200971-60061049	—
Nortel Networks Inc.	Citibank Egypt	General	100827506	1
Nortel Networks Inc.	Citibank Egypt	General	100827018	2
Nortel Networks Inc.	Citibank Tunis	General	150021006	—
Nortel Networks Inc.	Citibank Tunis	General	150021014	—
Nortel Networks Inc.	Citibank Tunis	General	150021022	—
Nortel Networks Inc.	Citibank Tunis	General	100056011	1
Nortel Networks Capital Corp.	Citibank NA	General	30508438	—
Nortel Networks Capital Corp.	Banc of America Securities	Investment	383752-22352662	2
Nortel Networks International, Inc.	Bank of America	General	6059-60258-010	—
Nortel Networks International, Inc.	Citibank Dubai	General	10100262002	2
Nortel Networks (CALA) Inc.	Citibank NA	General	30635672	67
Nortel Networks (CALA) Inc.	Citibank Delaware	Disbursement (AP)	38746828	—
Nortel Networks (CALA) Inc.	JP Morgan Chase	General	887400547	—
Nortel Networks (CALA) Inc.	JP Morgan Chase	Money Market Deposit Acct	887400554	—
Nortel Networks (CALA) Inc.	Citibank Montevideo	General	0055067007	1
Nortel Networks (CALA) Inc.	Citibank Montevideo	General	0055067619	—
Nortel Networks (CALA) Inc.	Citibank Port of Spain	General	0106586004	—
Nortel Networks (CALA) Inc.	Citibank Trinidad & Tobago	General	0109869015	—
Nortel Networks (CALA) Inc.	Citibank Puerto Rico	General	0301085028	4

				$883

(1)	Reflects investments in money market funds via Banc of America Securities brokerage account. As of April 30, NNI holds investments in Federated Treasury Obligations 68, Fidelity Treasury 695, BlackRock T Fund 60, JPMorgan U.S. Treasury Plus Mmkt 3918 and Treasury-Agency Cash Management 521.

(2)	Reflects deposits in a JP Morgan account which is collateralized with U.S. Treasury securities up to 115% of the amount deposited.

Formal reconciliations between the U.S. Debtors’ bank balances and the general ledger are prepared and reviewed quarterly in accordance with the U.S. Debtors’ established guidelines.

MOR-6

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Changes in Balances with Debtors and Non-Debtors

Reporting Period: April 1, 2010 through April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

In re: Nortel Networks Inc. et al	Case #	Increase/(Decrease)
Nortel Networks Inc.	09-10138	$(353)
Nortel Networks Capital Corporation	09-10139	—
Nortel AltSystems, Inc.	09-10140	—
Nortel AltSystems International, Inc.	09-10141	—
Xros, Inc.	09-10142	—
Sonoma Systems	09-10143	—
Qtera Corporation	09-10144	—
CoreTek, Inc.	09-10145	—
Nortel Networks Applications Management Solutions, Inc.	09-10146	—
Nortel Networks Optical Components Inc.	09-10147	—
Nortel Networks HPOCS Inc.	09-10148	—
Archetel Systems (U.S.) Corporation	09-10149	—
Nortel Networks International, Inc.	09-10150	—
Northern Telecom International Inc.	09-10151	—
Nortel Networks Cable Solutions Inc.	09-10152	—
Nortel Networks (CALA) Inc.	09-12515	7

Net Intercompany Change (1)		$(346)

(1)	The Changes in Balances with Debtors and Non-Debtors exclude discontinued operations transactions. The amounts are presented gross and exclude provision amounts.

MOR-7

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Status of Post-Petition Taxes

Reporting Period: April 30, 2010

(Unaudited)

I, Clarke Glaspell, Vice-President, Finance, of each of the U.S. Debtors, attest under penalty of perjury and to the best of my knowledge, information and belief, all post-petition federal, state and local taxes of each of the U.S. Debtors are current as of April 30, 2010 in all material respects.

/S/ CLARKE GLASPELL	June 8, 2010
Clarke Glaspell – Vice President of each of the U.S. Debtors

MOR-8

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Summary of Unpaid Post-Petition Debts

Reporting Period: April 1, 2010 through April 30, 2010

(Unaudited)

(In millions of U.S. dollars)

ACCOUNTS PAYABLE AGING POST-PETITION *

Accounts Payable Aging	NNI	AltSystems	Other
0 - 30 days	$12	$—	$—
31 - 60 days	7	—	—
61 - 90 days	—	—	—
91 + days	1	—	—

Accounts Payable (1)	$20	$—	$—

*	Includes only third party trade payables and excludes intercompany transactions and other post-petition obligations of the U.S. Debtors.

BILLED TRADE ACCOUNTS RECEIVABLES AGING

Accounts Receivable Aging	NNI	AltSystems	Other
Current	$35	$—	$—
0 - 30 days	22	—	—
31 - 60 days	7	—	—
61 - 90 days	1	—	—
91 + days	14	—	—

Total Trade Accounts Receivable	79	—	—
Less: provisions for doubtful accounts	(2)	—	—

Accounts receivable—net (1)	$77	$—	$—

(1)	The Accounts Payable Aging and Billed Trade Accounts Receivables Aging exclude intercompany and discontinued operations transactions.

MOR-9

U.S. BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nortel Networks Inc. et al

Cases No. 09-10138 – 09-10152 (KG) Jointly Administered

Debtor Questionnaire

Reporting Period: April 1, 2010 through April 30, 2010

Must be completed each month	Yes	No
1. Have any assets been sold or transferred outside the normal course of business this reporting period? If yes, provide an explanation below.	X
On May 28, 2010, Nortel concluded the sale of substantially all of its assets of the CVAS business globally to GENBAND. See note 11 for more information.

2. Have any bank accounts been opened during the reporting period? If yes, provide documentation identifying the opened account(s). If an investment account has been opened provide the required documentation pursuant to the Delaware Local Rule 4001-3.		X

2. Have any funds been disbursed from any account other than a Debtor-In-Possession account this reporting period? If yes, provide an explanation below.		X

3. Have all post-petition tax returns been timely filed? If no, provide an explanation below.	X

4. Are workers compensation, general liability and other necessary insurance coverages in effect? If no, provide an explanation below.	X